Exhibit 99.1

[LOGO OF HUGHES]

Media Contact: Richard Doré (310) 662-9670
Investor Relations: (310) 662-9688

HUGHES REPORTS STRONG SECOND QUARTER 2003 RESULTS; ATTAINS POSITIVE NET

INCOME AND INCREASES COMPANY AND DIRECTV U.S. FULL-YEAR GUIDANCE

DIRECTV U.S. Operating Profit before Depreciation and Amortization More Than Doubles to Record $325 Million and Operating Profit More Than Triples to $201 Million;

DIRECTV U.S. Attains Net Owned and Operated Subscriber Additions of 181,000

El Segundo, Calif., July 16, 2003 — Hughes Electronics Corporation (“HUGHES”), a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting, today reported that second quarter 2003 revenues increased 8.1% to $2,370.7 million compared with $2,192.3 million in the second quarter of 2002. Operating profit before depreciation and amortization1 for the quarter increased 167.0% to $404.7 million and operating profit increased to $140.0 million compared with operating profit before depreciation and amortization of $151.6 million and an operating loss of $98.7 million in the same period of 2002. In addition, HUGHES had second quarter 2003 net income of $21.6 million compared to a net loss of $155.1 million in the same period of 2002.

“Continued strong performance by our DIRECTV U.S. business drove HUGHES’ revenues and operating profit before depreciation and amortization growth in the quarter,” said Jack A. Shaw, HUGHES’ president and chief executive officer. “In particular, DIRECTV U.S. achieved revenue growth of over 16% to $1.8 billion and more than doubled its operating profit before depreciation and amortization to an all-time record of $325 million in the quarter. These results reflect continued solid subscriber growth including 181,000 net additions in the second quarter, a $2.80 increase in ARPU – or average monthly revenue per subscriber – to nearly $61, and significant improvement in operating profit margins. Primarily due to these strong results, we are increasing both the HUGHES and DIRECTV U.S. full year 2003 guidance for revenue, operating profit before depreciation and amortization, operating profit and cash flow.”

Shaw added, “Hughes Network Systems, or HNS, also contributed to growth in both our revenue and operating profit before depreciation and amortization in the quarter due to solid performance in their set-top box and broadband consumer businesses. The revenue and operating profit before depreciation and amortization comparison in the quarter was also impacted by the additional revenues generated and losses recognized in 2002 from the World Cup programming provided by DIRECTV Latin America.”

Shaw finished, “Over the past two years, we have executed on a growth strategy that focuses on cost management and cash flow, and as a result, we reached another important milestone in the quarter: net income. In fact, excluding one-time gains related to the sale of businesses, this is the first time since early 1999 that HUGHES has generated net income. In addition, HUGHES generated positive cash flow for the second consecutive quarter.”

HUGHES had second quarter 2003 net income of $21.6 million compared to a net loss of $155.1 million in the same period of 2002. This increase was principally due to an increase in operating profit driven by the DIRECTV U.S., DIRECTV Latin America and HNS operational improvements mentioned above, lower interest expense primarily related to a charge of $47 million for losses associated with the final settlement of a contractual dispute with General Electric Capital Corporation (“GECC”) in 2002 and lower net losses at DIRECTV Broadband, now accounted for as a discontinued operation due to its shutdown on February 28, 2003. These improvements were partially offset by income tax expense in the second quarter of 2003 compared with an income tax benefit in the same period of 2002 due primarily to HUGHES generating pre-tax income instead of pre-tax losses. Also impacting the second quarter of 2002 was a $37 million gain resulting from the favorable resolution of remaining contingencies associated with the exit from the DIRECTV Japan business (recorded in Other, net).

***Based upon recent SEC guidance and to improve the clarity of its earnings releases, HUGHES will no longer use the acronym previously referred to as “EBITDA” or “earnings before interest, taxes, depreciation and amortization” and instead will now use the phrase “operating profit before depreciation and amortization.” This is a change in name only and HUGHES has not changed the way it calculates current or prior results for this financial measure. HUGHES believes operating profit before depreciation and amortization is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. HUGHES’ management and its board of directors use operating profit before depreciation and amortization to evaluate the operating performance of HUGHES and its business segments, as a measure of performance for incentive compensation purposes, and for other purposes discussed in footnote 1, below. HUGHES reconciles this non-GAAP measure to operating profit in the schedule below titled Non-GAAP Financial Reconciliation Schedule. HUGHES calculates “cash flow” as the sum of the GAAP measures “cash flows from operating activities” and “cash flows from investing activities.”***

SIX-MONTH FINANCIAL REVIEW

For the first half of 2003, revenues increased 9.0% to $4,598.0 million, compared to $4,217.1 million in the first half of 2002 primarily due to continued subscriber growth and higher ARPU at DIRECTV U.S. and increased sales of set-top boxes at HNS, partially offset by higher DIRECTV Latin America revenues in 2002 associated with the World Cup programming services and a larger sub-base, and further devaluations in 2003 to several Latin American currencies.

Operating profit before depreciation and amortization for the first six months of 2003 was $709.7 million and operating profit before depreciation and amortization margin was 15.4%, compared to operating profit before depreciation and amortization of $316.1 million and operating profit before depreciation and amortization margin of 7.5% in the first half of 2002. The 124.5% increase in operating profit before depreciation and amortization and the corresponding increase in margin were primarily attributable to the additional gross profit gained from the DIRECTV U.S. revenue growth, reduced losses from the World Cup programming at DIRECTV Latin America and improved efficiencies associated with HNS’ larger residential and small office/home office (“SOHO”) DIRECWAY® subscriber base. Also impacting the 2002 operating profit before depreciation and amortization results was a charge of $48 million related to the GECC settlement and a $95 million one-time gain based on the favorable resolution of a lawsuit filed against the U.S. government on March 22, 1991. The lawsuit was based upon the

National Aeronautics and Space Administration’s (“NASA”) breach of contract to launch ten satellites on the Space Shuttle.

HUGHES’ operating profit for the first six months of 2003 was $181.9 million compared with an operating loss of $186.4 million in the first half of 2002. The improvement was due to the higher operating profit before depreciation and amortization partially offset by higher depreciation and amortization expense, particularly at DIRECTV U.S. resulting from the launch of two new satellites and additional infrastructure expenditures made during the last year.

For the first six months of 2003, HUGHES had a net loss of $29.3 million compared to a net loss of $992.8 million in the same period of 2002. The improvement was primarily due to a first quarter 2002 charge associated with HUGHES’ adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” of $681.3 million, recorded as “Cumulative effect of accounting change, net of taxes.” Also contributing to the change was the improved 2003 operating profit discussed above, a 2002 net interest expense charge of $74 million related to the GECC settlement and higher losses in 2002 at DIRECTV Broadband. These improvements were partially offset by the higher income tax benefit generated in 2002 resulting from the larger pre-tax loss.

SEGMENT FINANCIAL REVIEW: SECOND QUARTER 2003

Direct-To-Home Broadcast

Second quarter 2003 revenues for the segment increased 9.4% to $1,943.1 million from $1,776.3 million in the second quarter of 2002. The segment had operating profit before depreciation and amortization of $299.4 million compared with operating profit before depreciation and amortization of $60.5 million in the second quarter of 2002. Operating profit for the segment was $129.9 million in the second quarter of 2003 compared to an operating loss of $85.2 million in the same period of 2002.

Also, on February 28, 2003, HUGHES completed the shutdown of the DIRECTV DSLTM service. DIRECTV Broadband is now accounted for as a discontinued operation in the consolidated financial statements and its revenues, operating costs and expenses, and non-operating results are no longer included in the Direct-To-Home Broadcast segment for the periods presented.

United States2: Excluding subscribers in the National Rural Telecommunications Cooperative (“NRTC”) territories, DIRECTV U.S. added 633,000 gross subscribers and after accounting for churn, 181,000 net subscribers in the quarter. DIRECTV U.S. owned and operated subscribers totaled 9.95 million as of June 30, 2003, 10.7% more than the 8.99 million cumulative subscribers as of June 30, 2002. For the second quarter of 2003, the total number of subscribers in NRTC territories fell by 45,000, reducing the total number of NRTC subscribers as of June 30, 2003, to 1.61 million. As a result, the DIRECTV U.S. platform ended the quarter with 11.56 million total subscribers.

DIRECTV U.S. reported quarterly revenues of $1,800.2 million, an increase of 16.2% from last year’s second quarter revenues of $1,549.6 million. The increase was primarily due to continued strong subscriber growth as well as higher ARPU. ARPU increased approximately $2.80 to $60.90 in the quarter primarily due to a March 2003 price increase, increased customer purchases of local channels, as well as additional fees from the increased number of customers that have multiple set-top receivers.

Operating profit before depreciation and amortization for the second quarter of 2003 more than doubled to a record $324.8 million compared to operating profit before depreciation and amortization of $156.6 million in last year’s second quarter. The 107.4% increase was due to the additional gross profit gained from the DIRECTV U.S. increased revenue, an improved mix of higher-margin revenues primarily related to increased sales of local channel packages and fees from customers that have multiple set-top receivers, and the favorable impact from a continued emphasis on cost management.

Operating profit in the quarter increased to $200.7 million compared to an operating profit of $60.6 million in the second quarter of 2002. The improved operating profit was primarily due to the reasons discussed above for the change in operating profit before depreciation and amortization partially offset by increased depreciation and amortization related to the launch of DIRECTV 5 in May of 2002, and additional infrastructure expenditures made during the last year.

Latin America: On March 18, 2003, DIRECTV Latin America, LLC announced that in order to aggressively address the company’s financial and operational challenges, it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing applies only to DIRECTV Latin America, LLC, a U.S. company, and does not include any of its operating companies in Latin America and the Caribbean. DIRECTV Latin America, LLC and its operating companies are continuing regular operations.

The DIRECTV service in Latin America lost 35,000 net subscribers in the second quarter of 2003 primarily due to the negative market impact related to the Chapter 11 reorganization and the economic turmoil in Venezuela. The total number of DIRECTV subscribers in Latin America as of June 30, 2003, was approximately 1,493,000 compared to about 1,669,000 as of June 30, 2002, representing a decline of approximately 10.5%.

Revenues for DIRECTV Latin America declined to $143 million in the quarter from $227 million in the second quarter of 2002 primarily due to the higher 2002 revenues generated from the World Cup soccer tournament, the devaluation of the Venezuelan and Mexican currencies over the past year, as well as the reduced number of subscribers.

DIRECTV Latin America recorded an operating loss before depreciation and amortization of $29 million in the quarter compared to an operating loss before depreciation and amortization of $99 million in the same period of 2002. The operating loss in the quarter was $74 million compared to an operating loss of $148 million in the second quarter of 2002. The smaller operating loss before depreciation and amortization and lower operating loss were primarily due to the $75 million loss associated with the World Cup in 2002 and aggressive cost cutting over the past year including programming cost reductions resulting from the rejection of certain contracts in connection with the Chapter 11 reorganization, partially offset by a decline in gross profit related to the lower revenues.

Satellite Services

PanAmSat Corporation (“PanAmSat”), which is approximately 81%-owned by HUGHES, generated second quarter 2003 revenues of $203.5 million compared with $209.3 million in the same period of the prior year. The decrease was primarily due to higher occasional-use revenues booked in 2002 related to the World Cup partially offset by additional revenues recorded in 2003 related to PanAmSat’s new G2 Satellite Solutions division, which was formed after the acquisition of Hughes Global Services on March 7, 2003.

Operating profit before depreciation and amortization for the quarter was $149.3 million and operating profit before depreciation and amortization margin was 73.4%, compared with second quarter 2002 operating profit before depreciation and amortization of $150.7 million and operating profit before depreciation and amortization margin of 72.0%. The decrease in operating profit before depreciation and amortization was primarily due to the lower revenues, partially offset by improved operational efficiencies.

PanAmSat generated operating profit of $74.4 million in the second quarter of 2003 compared with operating profit of $61.0 million in the same period of 2002. The improved operating profit was primarily due to reduced satellite depreciation expense partially offset by the operating profit before depreciation and amortization changes discussed above.

As of June 30, 2003, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.30 billion compared to approximately $5.46 billion at the end of the first quarter of 2003.

Network Systems

HNS generated second quarter 2003 revenues of $299.6 million compared with $254.4 million in the second quarter of 2002. The increase was principally due to higher sales of DIRECTV® receiver systems and revenues from the larger DIRECWAY residential and SOHO subscriber base. HNS shipped 750,000 DIRECTV receiver systems in the second quarter of 2003 compared to 512,000 units in the same period last year. Additionally, as of June 30, 2003, DIRECWAY had approximately 166,000 residential and SOHO subscribers in North America compared to 123,000 one year ago, representing an increase of approximately 35.0%.

HNS reported an operating loss before depreciation and amortization of $9.2 million compared to an operating loss before depreciation and amortization of $27.0 million in the second quarter of 2002. The operating loss in the quarter was $29.8 million compared to an operating loss of $43.6 million in the second quarter of 2002. The smaller operating loss before depreciation and amortization and operating loss was primarily attributable to a smaller loss in the residential and SOHO DIRECWAY business due to improved efficiencies associated with the larger subscriber base, and increased revenues and margins in the set-top box business.

BALANCE SHEET

From December 31, 2002, to June 30, 2003, the company’s consolidated cash balance increased $2,056.8 million to $3,185.4 million and total debt increased $1,891.0 million to $5,008.8 million. These changes resulted in a decline in net debt of $165.8 million to $1,823.4 million. Net debt is defined as the difference between the consolidated cash balance and the consolidated debt balance of HUGHES. The change in net debt was primarily driven by the strong operational performance at DIRECTV U.S.

In the first quarter of 2003, DIRECTV U.S. completed several financing transactions. On February 28, DIRECTV U.S. closed a $1.4 billion senior notes offering. The $1.4 billion senior notes were offered in a Rule 144A / Regulation S private placement and bear interest at an 8.375 percent annual rate, payable semi-annually. The notes will mature on March 15, 2013, and are callable on or after March 15, 2008. The notes are guaranteed by all of DIRECTV U.S.’ domestic subsidiaries. On March 6, DIRECTV U.S. closed senior secured credit facilities totaling $1.675 billion. The facilities consist of a $250 million five-year revolving credit facility, a $375 million five-year Term A loan and a $1.05 billion seven-year Term B loan. The Term A loan includes a $200 million delayed draw component. The facilities are secured by substantially all of DIRECTV U.S.’ assets and are guaranteed by all of DIRECTV U.S.’ domestic subsidiaries. Approximately $2.56 billion of the proceeds from the financings, after transaction fees, were distributed to HUGHES and used by HUGHES to repay $506 million of outstanding short-term debt. These proceeds are expected to fund HUGHES’ business plan through projected cash flow breakeven and fund HUGHES’ other corporate purposes.

As announced on July 15, HUGHES and The Boeing Company reached an agreement whereby HUGHES will pay Boeing $360 million to settle the outstanding purchase price adjustment disputes arising from Boeing’s October 2000 acquisition of HUGHES’ satellite manufacturing operations. The payment will be made to Boeing in the month of July, 2003.

Also subsequent to the end of the second quarter, on July 14, 2003, PanAmSat made an optional prepayment of $350 million under its $1.25 billion credit facility from available cash on hand due to strong financial performance over the past year. The prepayment was applied pro rata against PanAmSat’s Term Loan A and Term Loan B. PanAmSat maintains a cash position of over $500 million and an unused credit line of an additional $250 million.

Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

A live webcast of HUGHES’ second quarter 2003 earnings call will be available on the company’s website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5517. The webcast will be archived on the Investor Relations portion of the HUGHES’ website and a replay of the call will be available (dial in number: 719-457-0820, code: 493096) beginning at 7:00 p.m. ET on Thursday, July 17 through Tuesday, July 22, at 1:00 a.m. ET.

HUGHES FINANCIAL GUIDANCE

	Third Quarter 2003	Prior Full Year 2003	Revised Full Year 2003

HUGHES
Revenues	~$2.45B	$9.5 – 9.6B	$9.7 – 9.8B
Operating profit before depreciation and amortization	$300 – 350M	$1.15 –1.2B	$1.25 – 1.35B
Operating profit[a]	$0 – 50M	$50 – 100M	$125 – 225M
Cash Flow[b]	N/A	~$(200)M	$100 – 200M

DIRECTV U.S.
Revenues	~$1,875M	~$7.3B	~$7.5B
Operating profit before depreciation and amortization	$225 – 250M	~$900M	~$1.0B
Operating profit	$90 – 115M	~$375M	~$475M
Net subscriber adds[c]	N/A	800 – 850K	~900K

DIRECTV Latin America
Revenues	$140 – 160M	$550 – 600M	No Change
Operating loss before depreciation and amortization	$(20) – (30)M	$(50) – (75)M	$(90) – (110)M
Operating loss	$(80) – (100)M	$(250) – (275)M	$(310) – (330)M

Hughes Network Systems
Revenues	$280 – 310M	$1.1 – 1.2B	No Change
Operating profit (loss) before depreciation and amortization	$(5) – 5M	Breakeven	No Change
Operating loss	$(15) – (25)M	$(65) – (75)M	No Change

PanAmSat
Revenues	$205 – 215M	$800 – 840Md	No Change
New outright sales and sales-type leases	None	None[d]	No Change
Operating profit before depreciation and amortization	$145 – 155M	$580 – 600Md	No Change
Operating profit[a]	$65 – 85M	$250 – 300Md	No Change
a	Excludes the potential impact associated with the Galaxy IVR and PAS VIB anomalies as discussed in PanAmSat’s Form-8K filing on 7/11/03.
b	Defined as “cash flows from operating activities” less “cash flows from investing activities”.
c	Excludes subscribers in NRTC territories.
d	Includes Hughes Global Services, which was formerly included in HUGHES’ consolidated guidance.

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*

	Second Quarter 2003 Actual	Second Quarter 2002 Actual	Third Quarter 2003 Guidance	Prior Full Year 2003 Guidance	Revised Full Year 2003 Guidance
HUGHES
Operating profit/(loss)	$140.0M	$(98.7)M	$0 – 50M	$50 – 100M	$125 – 225M
Plus: depreciation & amortization (D&A)	$264.7M	$250.3M	~$300M	~$1.1B	$1.125B

Operating profit before depreciation and amortization	$404.7M	$151.6M	$300 – 350M	$1.15 – 1.2B	$1.25 – 1.35B

DIRECTV U.S.
Operating profit	$200.7M	$60.6M	$90 – 115M	~$375M	~$475M
Plus: D&A	$124.1M	$96.0M	~$135M	~$525M	~$525M

Operating profit before D&A	$324.8M	$156.6M	$225 – 250M	~$900M	~$1,000M

DIRECTV Latin America
Operating loss	$(74)M	$(148)M	$(80) – (100)M	$(250) – (275)M	$(310) – (330)M
Plus: D&A	$45M	$ 49M	$60 – 70M	~$200M	~$220M

Operating loss before D&A	$(29)M	$(99)M	$(20) – (30)M	$(50) – (75)M	$(90) – (110)M

Hughes Network Systems
Operating loss	$(29.8)M	$(43.6)M	$(15) – (25)M	$(65) – (75)M	$(65) – (75)M
Plus: D&A	$20.6 M	$16.6M	~$20M	$65 – 75M	$65 – 75M

Operating profit (loss) before D&A	$(9.2) M	$(27.0)M	$(5) – 5M	~$0	~$0

PanAmSat
Operating profit	$74.4M	$61.0M	$65 – 85M	$250 –300M	$250 – 300M
Plus: D&A	$74.9M	$89.7M	$70 – 80M	$300 – 330M	$300 – 330M

Operating profit before D&A	$149.3M	$150.7M	$145 – 155M	$580 – 600M	$580 – 600M

	Six months ended June 30, 2003 Actual	Six months ended June 30, 2002 Actual
HUGHES
Operating profit/(loss)	$181.9M	$(186.4)M
Plus: Depreciation & Amortization (D&A)	$527.8M	$502.5M

Operating profit before depreciation and amortization	$709.7M	$316.1M

*	Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV U.S. stand-alone financial statements included in this earnings release.

(1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, can be calculated by adding amounts under the caption “Depreciation and amortization” to “Operating Profit (Loss)”, as presented in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss). This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Hughes’ management and its Board of Directors use operating profit before depreciation and amortization to evaluate the operating performance of Hughes and its business segments, to allocate resources and capital to its business segments and as a measure of performance for incentive compensation purposes. Hughes’ management also uses this metric to measure income generated from operations that could be used to fund capital expenditures, service debt, or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, Hughes’ management and Board of Directors separately measure and budget for capital expenditures and business acquisitions.

Hughes believes this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare Hughes’ operating performance to other communications, entertainment and media service providers. Hughes believes that investors use current and projected operating profit before depreciation and amortization and similar measures to estimate Hughes’ current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. Hughes’ management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) The discussion of financial results for DIRECTV U.S. reflects amounts included in the stand-alone financial statements of DIRECTV Holdings LLC that are included later in this earnings release. HUGHES records certain items as corporate expenses in HUGHES consolidated financial statements pursuant to Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information.” Generally accepted accounting principles also require these expenses to be reflected in the stand-alone financial statements of DIRECTV Holdings LLC. As a result, the DIRECTV U.S. operating profit before depreciation and amortization and operating profit results include approximately $3 million and $4 million of pension expense in the second quarter of 2002 and 2003, respectively, which HUGHES includes in “Eliminations and Other” for segment reporting purposes in its consolidated statements.

NOTE: This release may contain certain statements that Hughes believes are, or may be considered to be, “forward-looking statements,” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause Hughes’ actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, but are not limited to, economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, including political, economic and social uncertainties in many Latin American countries in which the Latin America DIRECTV businesses operate, potential adverse effects of the DIRECTV Latin America, LLC Chapter 11 bankruptcy proceedings, foreign currency exchange rates, ability to obtain export licenses, competition, the outcome of legal proceedings, ability to achieve cost reductions, ability to timely perform material contracts, ability to renew programming contracts under favorable terms, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing, Hughes’ ability to access capital to maintain its financial flexibility and the effects of the strategic transactions that GM and Hughes have entered into with News Corporation.

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HUGHES ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND

AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)

(Dollars in Millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues
Direct broadcast, leasing and other services	$2,186.1	$1,986.6	$4,267.9	$3,831.2
Product sales	184.6	205.7	330.1	385.9

Total Revenues	2,370.7	2,192.3	4,598.0	4,217.1

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expenses Shown Separately Below
Broadcast programming and other costs	1,075.3	1,080.1	2,137.0	1,985.8
Cost of products sold	169.8	184.7	312.8	357.7
Selling, general and administrative expenses	720.9	775.9	1,438.5	1,557.5
Depreciation and amortization	264.7	250.3	527.8	502.5

Total Operating Costs and Expenses	2,230.7	2,291.0	4,416.1	4,403.5

Operating Profit (Loss)	140.0	(98.7)	181.9	(186.4)
Interest income	15.7	7.4	21.9	11.7
Interest expense	(84.2)	(121.4)	(164.7)	(197.7)
Reorganization expense	(4.1)	—	(11.0)	—
Other, net	(10.5)	8.9	(38.6)	(32.7)

Income (Loss) From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Change	56.9	(203.8)	(10.5)	(405.1)
Income tax (expense) benefit	(20.5)	77.5	3.7	154.0
Minority interests in net earnings of subsidiaries	(7.4)	(3.5)	(14.8)	(10.2)

Income (loss) from continuing operations before cumulative effect of accounting change	29.0	(129.8)	(21.6)	(261.3)
Loss from discontinued operations, net of taxes	(7.4)	(25.3)	(7.7)	(50.2)

Income (loss) before cumulative effect of accounting change	21.6	(155.1)	(29.3)	(311.5)
Cumulative effect of accounting change, net of taxes	—	—	—	(681.3)

Net Income (Loss)	21.6	(155.1)	(29.3)	(992.8)
Preferred stock dividends	—	(22.8)	—	(46.9)

Earnings (Loss) Used for Computation of Available Separate Consolidated Net Income (Loss)	$21.6	$(177.9)	$(29.3)	$(1,039.7)

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
Common Stock outstanding (in millions) (Numerator)	1,107.8	884.0	1,048.8	880.8
Average Class H dividend base (in millions) (Denominator)	1,382.1	1,307.6	1,382.0	1,304.4
Available Separate Consolidated Net Income (Loss)	$17.3	$(120.3)	$(22.2)	$(702.1)

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	June 30, 2003 (Unaudited)	December 31, 2002
ASSETS
Current Assets
Cash and cash equivalents	$3,185.4	$1,128.6
Accounts and notes receivable, net of allowances of $115.9 and $102.4	1,061.6	1,133.9
Contracts in process	117.6	165.9
Inventories	297.3	230.3
Deferred income taxes	88.7	97.7
Prepaid expenses and other	825.4	900.0

Total Current Assets	5,576.0	3,656.4
Satellites, net	4,892.4	4,922.6
Property, net	1,906.4	2,017.4
Goodwill, net	5,777.5	5,775.2
Intangible Assets, net	607.7	644.7
Net Investment in Sales-type Leases	149.6	161.9
Investments and Other Assets	757.4	706.9

Total Assets	$19,667.0	$17,885.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$1,021.7	$1,039.0
Deferred revenues	156.6	166.4
Short-term borrowings and current portion of long-term debt	62.7	727.8
Accrued liabilities and other	1,320.8	1,269.9

Total Current Liabilities	2,561.8	3,203.1
Long-Term Debt	4,946.1	2,390.0
Other Liabilities and Deferred Credits	1,094.3	1,178.4
Deferred Income Taxes	512.3	581.2
Commitments and Contingencies
Minority Interests	576.7	555.3
Stockholder’s Equity	9,975.8	9,977.1

Total Liabilities and Stockholder’s Equity	$19,667.0	$17,885.1

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

HUGHES ELECTRONICS CORPORATION

SELECTED SEGMENT DATA

(Dollars in Millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
DIRECT-TO-HOME BROADCAST
Total Revenues	$1,943.1	$1,776.3	$3,791.0	$3,406.7
Operating Profit Before Depreciation and Amortization (1)	299.4	60.5	510.7	39.6
Operating Profit Before Depreciation and Amortization Margin (1)	15.4%	3.4%	13.5%	1.2%
Operating Profit (Loss)	$129.9	$(85.2)	$168.2	$(249.2)
Operating Profit Margin	6.7%	N/A	4.4%	N/A
Depreciation and Amortization	$169.5	$145.7	$342.5	$288.8
Capital Expenditures	65.6	140.0	138.8	264.6

SATELLITE SERVICES
Total Revenues	$203.5	$209.3	$403.3	$416.4
Operating Profit Before Depreciation and Amortization (1)	149.3	150.7	297.9	301.8
Operating Profit Before Depreciation and Amortization Margin (1)	73.4%	72.0%	73.9%	72.5%
Operating Profit	$74.4	$61.0	$150.7	$118.1
Operating Profit Margin	36.6%	29.1%	37.4%	28.4%
Depreciation and Amortization	$74.9	$89.7	$147.2	$183.7
Capital Expenditures	21.7	109.5	54.8	183.5

NETWORK SYSTEMS
Total Revenues	$299.6	$254.4	$547.0	$497.2
Operating Loss Before Depreciation and Amortization (1)	(9.2)	(27.0)	(31.4)	(57.5)
Operating Loss	(29.8)	(43.6)	(69.6)	(92.1)
Depreciation and Amortization	20.6	16.6	38.2	34.6
Capital Expenditures	55.3	87.8	109.4	216.1

ELIMINATIONS and OTHER
Total Revenues	$(75.5)	$(47.7)	$(143.3)	$(103.2)
Operating Profit (Loss) Before Depreciation and Amortization (1)	(34.8)	(32.6)	(67.5)	32.2
Operating Profit (Loss)	(34.5)	(30.9)	(67.4)	36.8
Depreciation and Amortization	(0.3)	(1.7)	(0.1)	(4.6)
Capital Expenditures	29.3	13.1	56.4	32.1

TOTAL
Total Revenues	$2,370.7	$2,192.3	$4,598.0	$4,217.1
Operating Profit Before Depreciation and Amortization (1)	404.7	151.6	709.7	316.1
Operating Profit Before Depreciation and Amortization Margin (1)	17.1%	6.9%	15.4%	7.5%
Operating Profit (Loss)	$140.0	$(98.7)	$181.9	$(186.4)
Operating Profit Margin	5.9%	N/A	4.0%	N/A
Depreciation and Amortization	$264.7	$250.3	$527.8	$502.5
Capital Expenditures	171.9	350.4	359.4	696.3

(1)	See footnote 1 above.

The Following Pages Reflect DIRECTV U.S.' Financial Statements and

Other Data as a Stand Alone Entity

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Revenues	$1,800.2	$1,549.6	$3,508.3	$3,015.4
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown below
Programming and other costs	702.9	623.0	1,398.4	1,227.4
Subscriber service expenses	150.8	150.4	307.2	297.7
Subscriber acquisition costs:
Third party customer acquisitions	306.1	320.8	619.2	682.5
Direct customer acquisitions	69.5	36.4	137.2	65.8
Retention, upgrade and other marketing costs	88.7	116.4	182.5	194.0
Broadcast operations expenses	38.2	29.3	72.1	60.2
General and administrative expenses	119.2	116.7	236.5	237.5
Depreciation and amortization expense	124.1	96.0	248.5	181.1

Total Operating Costs and Expenses	1,599.5	1,489.0	3,201.6	2,946.2

Operating Profit	200.7	60.6	306.7	69.2
Interest expense, net	(57.3)	(26.7)	(86.5)	(54.8)
Other loss, net	(2.9)	(0.1)	(4.0)	(0.3)

Income Before Income Taxes	140.5	33.8	216.2	14.1
Income tax expense	(52.7)	(12.6)	(81.1)	(5.3)

Net Income	$87.8	$21.2	$135.1	$8.8

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2003	December 31, 2002
	(dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$324.5	$14.1
Accounts receivable, net of allowances of $54.8 and $54.3	447.7	506.7
Inventories, net	98.9	62.6
Prepaid expenses and other	480.2	545.8

Total Current Assets	1,351.3	1,129.2
Satellites, net	1,001.0	1,011.3
Property, net	748.0	838.6
Goodwill, net	2,890.8	2,888.5
Intangible Assets, net	586.7	623.7
Other Assets	115.5	87.3

Total Assets	$6,693.3	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	1,167.0	1,139.2
Unearned subscriber revenue	144.8	156.6
Current portion of long-term debt	16.0	—

Total Current Liabilities	1,327.8	1,295.8
Long-Term Debt	2,609.0	—
Other Liabilities and Deferred Credits	411.8	477.6
Deferred Income Taxes	245.0	246.7
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	2,788.3	5,385.1
Accumulated deficit	(688.6)	(823.7)

Subtotal Owner’s Equity	2,099.7	4,561.4

Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)

Total Owner’s Equity	2,099.7	4,558.5

Total Liabilities and Owner’s Equity	$6,693.3	$6,578.6

DIRECTV Holdings LLC

Non-GAAP Financial Reconciliation and Other Data

(Unaudited)

Pre-Marketing Margin Reconciliation to Operating Profit

	For the Quarter Ended June 30,		For the Six Months Ended June 30,		Guidance Full Year
	2003	2002	2003	2002	2003
	(dollars in millions)
Operating profit	$200.7	$60.6	306.7	$69.2	~$ 475
Add back: Subscriber acquisition costs
Third party customer acquisitions	306.1	320.8	619.2	682.5	**
Direct customer acquisitions	69.5	36.4	137.2	65.8	**
Depreciation and amortization expense	124.1	96.0	248.5	181.1	**
Retention, upgrade and other marketing costs	88.7	116.4	182.5	194.0	**

Subtotal	588.4	569.6	1,187.4	1,123.4	2,600 – 2,675

Pre-marketing margin*	$789.1	$630.2	1,494.1	$1,192.6	$3,075 – $3,150

Pre-marketing margin as a percentage of revenue*	43.8%	40.7%	42.6%	39.6%	41% – 42%

Other Data

	For the Quarter Ended June 30,		For the Six Months June 30,
	2003	2002	2003	2002
Average monthly revenue per subscriber (ARPU)	$60.90	$58.10	$60.10	$57.50
Average monthly subscriber churn—%	1.5%	1.7%	1.5%	1.7%
Average subscriber acquisition costs (SAC)	$595	$545	$565	$530
Total number of subscribers—platform (000's)	11,557	10,746	11,557	10,746
Total owned and operated subscribers (000's)	9,949	8,995	9,949	8,995

(*) Pre-Marketing Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions “Subscriber acquisition costs”, “Retention, upgrade and other marketing costs” and “Depreciation and amortization expense“ to “Operating Profit“. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Hughes and DIRECTV management use Pre-Marketing Margin to evaluate the profitability of DIRECTV’s current subscriber base for the purpose of allocating resources to discretionary activities such as, adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs” and “Retention, upgrade and other marketing costs”, management also uses operating profit before depreciation and amortization expense to measure profitability.

Hughes and DIRECTV believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV’s operating performance to other communications, entertainment and media companies. Hughes and DIRECTV believe that investors also use current and projected Pre-Marketing Margin to determine the ability of DIRECTV’s current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

(**) No individual guidance provided.